As filed with the Securities and Exchange Commission on March 16, 2009

Registration No. 333-143176

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
UCBH HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3072450
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Thomas S. Wu
UCBH Holdings, Inc.
Chairman, President and Chief Executive Officer
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Dennis Lee, Esq.	Nicholas Unkovic, Esq.
UCBH Holdings, Inc.	Squire, Sanders & Dempsey L.L.P.
555 Montgomery Street	One Maritime Plaza, Suite 300
San Francisco, CA 94111	San Francisco, CA 94111
(415) 315-2800	(415) 954-0200
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price Per Share	Offering Price	Fee (2)
Common Stock, $0.01 par value(1)	3,647,865	N/A	N/A	$0

(1)	Also includes associated rights to purchase preferred stock of the Registrant, which rights are not currently separable from the shares of common stock and are not currently exercisable.

(2)	The registration fee for these securities was previously paid upon filing of Registration Statement (333-143176) on May 23, 2007. The total registration fee paid was $2,063.55.

Explanatory Note
     UCBH Holdings, Inc., a Delaware corporation (the “Company”), filed an automatic shelf Registration Statement on Form S-3 (File No. 333-143176) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on May 23, 2007, registering 3,711,580 shares of the Company’s common stock to be offered from time to time by the selling stockholder named therein.
     The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to maintain the registration on Form S-3 of all remaining shares of common stock that were registered on the Registration Statement but remain unsold as of the date hereof. The Company is filing this Post-Effective Amendment No. 1 because, after its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is filed with the SEC, the Company will no longer qualify to register securities in an automatic shelf registration statement, but it desires to maintain the effectiveness of the Registration Statement until Post-Effective Amendment No. 2 to the Registration Statement, which the Company will file promptly after the filing of such Form 10-K, is declared effective by the SEC.

3,647,865 Shares
UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, California 94111
Common Stock

     This prospectus relates to the offer and sale from time to time by the selling stockholder listed under “Selling Stockholder” in this prospectus of up to 3,647,865 shares of the common stock of UCBH Holdings, Inc., or “UCBH.” We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder acquired the shares of our common stock covered by this prospectus upon the closing of our acquisition of CAB Holding, LLC and The Chinese American Bank, as further described in the documents incorporated by reference into this prospectus and below under “Selling Stockholder.”
     The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for shares of our common stock or through privately negotiated transactions.
     Our common stock is listed on the Nasdaq Global Select Market under the symbol “UCBH.” On March 13, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $1.54 per share.
     Investing in our common stock involves risks. See the description of “Risk Factors” which begins on page 2.
     None of the Securities and Exchange Commission (“SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions, the New York State Superintendent of Banks or any other regulatory body has approved or disapproved of the shares of UCBH common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     The shares of UCBH common stock offered hereby are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.
The date of this prospectus is March 16, 2009.

     In this prospectus, “UCBH,” the “Company,” “we,” “us,” and “our” refer to UCBH Holdings, Inc. and its consolidated subsidiaries.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this process, shares of UCBH common stock that the selling stockholder received upon the completion of our acquisition of CAB Holding, LLC and The Chinese American Bank may be sold from time to time as described under “Plan of Distribution” in this prospectus.
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

PROSPECTUS SUMMARY
GENERAL
     UCBH Holdings, Inc., headquartered in San Francisco, California, is a Delaware corporation incorporated in 1998 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, UCBH is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Federal Reserve Board.
     As of December 31, 2008, UCBH had consolidated total assets of approximately $13.53 billion, total net loans held in portfolio of approximately $8.48 billion, total deposits of approximately $8.97 billion, and approximately $1.45 billion in stockholders’ equity. UCBH’s common stock trades on the Nasdaq Global Select Market under the symbol “UCBH.”
UNITED COMMERCIAL BANK
     We conduct our principal business through our wholly owned banking subsidiary, United Commercial Bank, which makes up substantially all of our consolidated assets and revenues. United Commercial Bank is a California state-chartered commercial bank that offers a wide range of financial services tailored to the needs of the growing Asian communities in our market area. Currently, United Commercial Bank has fifty one branches/offices in California, five in the Atlanta metropolitan area, three in the Boston metropolitan area, one branch in Houston, nine in the New York metropolitan area, two in the Seattle metropolitan area and branches in Hong Kong, Shanghai and Shantou, China. United Commercial Bank also has representative offices in Beijing, Guangzhou and Shenzhen, China and Taipei, Taiwan.
ADDITIONAL INFORMATION CONCERNING UCBH AND UNITED COMMERCIAL BANK
     Information concerning:
•	directors and executive officers of UCBH;

•	executive compensation;

•	principal stockholders;

•	certain relationships and related party transactions;

•	financial statements and other financial and business-related information;

•	and other matters concerning UCBH and United Commercial Bank;
is included in UCBH’s filings with the SEC that are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS
     An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This document, including information included or incorporated by reference in this document, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among other things:
•	statements with respect to UCBH Holdings, Inc. and its consolidated subsidiaries’ (collectively, the “Company”) beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance; and

•	statements preceded or identified by words, such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will”, “should”, “could”, “projects” and “may”, “might” or words of similar import.
     These forward-looking statements are based upon management’s current beliefs and expectations and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. These forward-looking statements are also inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, many of which are difficult to predict and generally beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change and actual results, performance or achievements may be materially different from the anticipated results, performance or achievements discussed, expressed or implied by these forward-looking statements. Factors that might cause such differences include, but are not limited to the following:
•	local, regional and international business, economic and political conditions and geopolitical events;

•	changes in trade, monetary and fiscal policies and laws;

•	changes in financial market conditions, either nationally or internationally, in areas in which the Company conducts its operations;

•	the Company’s ability to successfully execute its business plans and achieve its objectives, including the ability to deal effectively with an economic slowdown or other economic or market difficulty;

•	changes in securities and capital markets behavior, including changes in market liquidity and volatility;

•	changes in interest rates and the resultant impact on our net interest margin;

•	changes in investor sentiment or consumer spending and savings behavior;

•	changes in the credit quality of the Company’s customers;

•	deterioration in asset or credit quality;

•	deposit renewals and ability to attract and retain core deposits;

•	the availability and cost of capital;

•	ability to manage effectively liquidity;

•	credit ratings assigned to the Company or is subsidiaries;

•	the Company’s reputation;

•	increases in the level of losses, customer bankruptcies, claims or assessments;

•	asset and liability sensitivity of our balance sheet;

•	the potential effects of technological changes;

•	the effects of potential deficiencies of the Company’s operational infrastructure;

•	acquisitions and integration of acquired businesses;

•	further expansion into China, as well as new Asia Pacific market areas;

•	legislation or regulatory changes, both domestically as well as internationally, which adversely affect the Company’s operations and businesses;

•	the Company’s ability to meet regulatory requirements;

•	success in gaining regulatory approvals, when required;

•	new litigation or changes in existing litigation;

•	adequacy of the Company’s risk management framework;

•	loss of key management personnel;

•	changes in accounting principles generally accepted in foreign countries in which the Company has operations; and

•	changes in accounting principles generally accepted in the United States of America.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning matters addressed in this document and attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events, developments or circumstances after the date of this document or to reflect the occurrence of future events.
USE OF PROCEEDS
     All of the shares of common stock offered pursuant to this prospectus are being offered by the selling stockholder listed under “Selling Stockholder.” We will not receive any proceeds from sales of common stock by the selling stockholder.
SELLING STOCKHOLDER
     The selling stockholder under this prospectus is listed in the table below and acquired the shares of UCBH common stock shown in such table upon the closing of our acquisition of CAB Holding, LLC and The Chinese American Bank. The following summarizes key transaction terms and conditions for this acquisition:
     On January 10, 2007, we entered into an Agreement and Plan of Merger with the following parties:
•	UCB Merger II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of UCBH;

•	CAB Holding, LLC, a Delaware limited liability company registered under the Bank Holding Company Act of 1956, as amended;

•	CAB International Holding Limited, a British Virgin Islands company and the sole member of CAB Holding, LLC;

•	Dr. Paul Shi H. Huang, the sole shareholder of CAB International Holding Limited;
     and, with respect to certain provisions of the merger agreement, with:
•	The Chinese American Bank, a New York state-chartered bank and a wholly-owned subsidiary of CAB Holding, LLC; and

•	The China Safe Deposit Company, a New York corporation and a wholly-owned subsidiary of The Chinese American Bank.
     On May 18, 2007, The China Safe Deposit Company merged with and into The Chinese American Bank, with The Chinese American Bank being the surviving entity.
     Upon the closing of the merger agreement on May 23, 2007, CAB Holding, LLC merged with and into UCBH Merger II, with UCBH Merger II being the surviving entity. The Chinese American Bank then was merged with and into United Commercial Bank, with United Commercial Bank being the surviving entity.
     In exchange for all outstanding membership interests of CAB Holding, LLC, we paid and issued to CAB International Holding Limited $65,064,000 in cash and the 3,711,580 shares of common stock. Based on our closing stock price on the Nasdaq Global Select Market as of May 22, 2007, the common stock issued to CAB International Holding Limited was valued at approximately $67.85 million, and therefore the total consideration for the merger was valued at approximately $132.91 million.
     Our common stock was issued to CAB International Holding Limited upon the closing of the merger agreement in a transaction not involving any public offering that was accordingly exempt from registration requirements under the Securities Act. Pursuant to the merger agreement, UCBH agreed to file with the SEC a registration statement (of which this prospectus is a part) to allow CAB International Holding Limited to publicly resell such UCBH common stock.
     We also entered into a Registration Rights, Lock Up and Standstill Agreement with the selling stockholder and Dr. Huang simultaneously with the merger agreement. This agreement provides for certain limitations on the number of shares of common stock per day that the selling stockholder may resell in public market transactions. It also restricts the selling stockholder from acquiring additional UCBH securities until two years after the closing of the merger agreement.
     The following table sets forth information with respect to the selling stockholder and the number of shares of common stock which are being offered by the selling stockholder pursuant to this prospectus.

				Number of	Percentage of
	Number	Percent of	Number of	Shares	Shares
	of Shares	Outstanding	Shares	After Offering	After Offering
Name of Selling Stockholder	Owned	Shares(1)	Being Offered	Complete	Complete(2)
CAB International Holding Limited	3,647,865	3.03%	3,647,865	0	0.00%

(1)	Based on 120,436,096 shares of UCBH common stock outstanding at January 31, 2009.

(2)	Assumes that all shares held by the selling stockholder and being offered hereby are sold, and that the selling stockholder acquires no additional shares prior to completion of this offering.
DESCRIPTION OF UCBH CAPITAL STOCK
COMMON STOCK
     The following is a brief description of UCBH’s common stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to UCBH’s restated certificate of incorporation and restated bylaws, and where this description is inconsistent with the restated certificate of incorporation or restated bylaws, the restated certificate of incorporation or restated bylaws, as applicable, will control.
     Under the restated certificate of incorporation, we have the authority to issue 180,000,000 shares of UCBH’s common stock, par value $0.01 per share, of which 120,436,096 shares were issued and outstanding as of January 31, 2009. As of January 31, 2009, there were 5,385,045 shares of UCBH’s common stock reserved for issuance under our employee and director stock option plans.
     Holders of common stock are entitled to receive dividends, if and when declared payable from time to time by our board of directors. However, pursuant to the Letter Agreement, which included the Securities Purchase Agreement — Standard Terms dated as of November 14, 2008 (the “Capital Purchase Program Agreement”) between us and the United States Department of the Treasury (the “Treasury”), we are prohibited from declaring or paying any dividend on common stock (other than (i) regular quarterly cash dividends of not more than $0.04 as adjusted for any stock split, stock dividend or similar transaction, (ii) dividends payable solely in shares of common stock and (iii) dividends or distributions of rights or stock junior to Series C Preferred Stock in connection with the rights plan) prior to the earlier of November 14, 2013 or the date on which all of the shares of Series C Preferred Stock have been redeemed or the Treasury has transferred all of the shares of Series C Preferred Stock to third parties.
     Each holder of UCBH’s common stock has one vote for each share held on matters presented for consideration by the shareholders.
     Each share of UCBH’s common stock has the same relative rights and is identical in all respects to every other share of UCBH’s common stock. If UCBH is liquidated, the holders of UCBH’s common stock are entitled to share, on a pro rata basis, UCBH’s remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of Series B Preferred Stock, Series C Preferred Stock or any other senior stock.
     UCBH’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “UCBH.”

     On October 7, 2007, UCBH entered into the Investment Agreement with China Minsheng Banking Corp., Ltd. (“Minsheng”), as amended by a letter agreement between the parties dated as of September 22, 2008 (as amended, the “Investment Agreement”). Pursuant to the Investment Agreement, UCBH issued 11,545,986 shares of common stock to Minsheng in two separate transactions, resulting in Minsheng’s ownership of approximately 9.8% of common stock. By June 30, 2009, conditioned upon mutual agreement and regulatory approvals, Minsheng may further increase its common stock ownership to 20.0% (calculated on a post-closing basis) through, at our discretion, a combination of the purchase of secondary shares and/or our issuance of primary shares.
PREFERRED STOCK
     The following is a brief description of the terms of Series A Participating Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of UCBH. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock filed with the Secretary of State of the State of Delaware on January 29, 2003 (the “Series A Preferred Certificate of Designation), the Certificate of Designations of 8.50% Non-Cumulative Perpetual Convertible Series B Preferred Stock that was filed by UCBH with the Secretary of State of the State of Delaware on June 10, 2008 (the “Series B Preferred Certificate of Designations”) and the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series C that was filed by UCBH with the Secretary of State of the State of Delaware on November 12, 2008 (the “Series C Preferred Certificate of Designations”), and where this description is inconsistent with the description of applicable Certificate, the said Certificate will control.
PREFERRED STOCK IN GENERAL
     Under our restated certificate of incorporation, we have authority to issue up to 10 million shares of preferred stock, $0.01 par value per share. Of such number of shares of preferred stock, (i) 100,000 shares have been designated as Series A Participating Preferred Stock, none of which is issued and outstanding, (ii) 155,250 shares have been designated as 8.5% Non-Cumulative Perpetual Convertible Series B Preferred Stock, 132,235 shares of which are issued and outstanding as of December 31, 2008 and (iii) 298,737 shares have been designated as Series C Preferred Stock, all of which are issued and outstanding. The UCBH board of directors is authorized, without further stockholder action, to issue other shares of preferred stock with such designations, preferences and rights as the UCBH board of directors may determine, subject to limitations set forth in our restated certificate of incorporation.
SERIES A PARTICIPATING PREFERRED STOCK
Preferential Rights
     Series A Participating Preferred Stock has a liquidation preference of $100 per share and ranks superior to our common stock and junior to all other series of our preferred stock with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding up, unless the terms of any such series provides otherwise. Holders of Series A Participating Preferred Stock have no preemptive rights.
Dividends
     Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of Series A Participating Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, in their sole discretion out of funds legally available for the payment of dividends under the Delaware General Corporation Law and subject to certain restrictions, cumulative cash dividends quarterly on the first day of January, April, July and October in each year in an amount not less than $1.00.
Voting Rights
     See “Description of the Capital Stock—Anti-takeover Provisions of UCBH’s Certificate of Incorporation and Bylaws” below for voting rights of Series A Participating Preferred Stock.

Distributions
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Participating Preferred Stock are entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of any series of our preferred stock ranking senior to the Series A Participating Preferred Stock, and before any distribution of assets is made on our common stock or any of our other shares of stock ranking junior as to such a distribution to Series A Participating Preferred Stock, a liquidating distribution in the amount of $100 per Series A Participating Preferred Stock plus any accrued and unpaid dividends. Following the payment of the full amount to the Series A Participating Preferred Stock and the applicable full amount to common stock as provided in the Series A Certificate of Designation, the remaining assets will be distributed among the holders of the Series A Participating Preferred Stock and common stock as provided in the Series A Certificate of Designation.
Redemption
     Our Series A Participating Preferred Stock is not redeemable.
SENIOR PREFERRED STOCK
Payments of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, Series B Preferred Stock and Series C Preferred Stock will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to Series B Preferred Stock and Series C Preferred Stock, including our Series A Participating Preferred Stock; and

•	at least equally with all other equity securities designated as ranking on a parity with Series B Preferred Stock and Series C Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up (together with Series B Preferred Stock and Series C Preferred Stock, collectively, “Senior Preferred Stock”) (as of the date of this prospectus, no Senior Preferred Stock exists other than Series B Preferred Stock and Series C Preferred Stock.)
     So long as any shares of Senior Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on UCBH’s common stock or other junior stock, other than a dividend payable solely in common stock.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on Senior Preferred Stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for Series C Preferred Stock), with respect to Senior Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to Senior Preferred Stock from time to time out of any funds legally available for such payment, and Senior Preferred Stock shall not be entitled to participate in any such dividend.
Liquidation Rights
     In the event that UCBH voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Senior Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Senior Preferred, Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of UCBH’s common stock or any other shares ranking, as to that distribution, junior to Senior Preferred Stock.

     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Senior Preferred Stock, the amounts paid to the holders of Senior Preferred Stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Senior Preferred Stock has been paid in full to all holders of Senior Preferred Stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Senior Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by UCBH with or into, any other corporation or by another corporation with or into UCBH, will constitute a liquidation, dissolution or winding-up of our affairs.
Series B Preferred Stock and Series C Preferred Stock — Voting Rights
     Except as indicated below or otherwise required by law, the holders of Series B Preferred Stock or Series C Preferred Stock will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on Series B Preferred Stock or Series C Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting UCBH’s board of directors will be automatically increased by two. Holders of Series B Preferred Stock and Series C Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of UCBH’s board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of Series B Preferred Stock, Series C Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of UCBH will be reduced by the number of Preferred Stock Directors that the holders of Series B Preferred Stock, Series C Preferred Stock and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series B Preferred Stock, Series C Preferred Stock and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series B Preferred Stock, Series C Preferred Stock and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of Series B Preferred Stock or Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our restated certificate of incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of each of Series B Preferred Stock and Series C Preferred Stock, as the case may be, at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alternation of our restated certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to Series B Preferred Stock or Series C Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alternation or repeal of any provision of the Series B Preferred Certificate of Designations or the Series C Preferred Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of Series B Preferred Stock or Series C Preferred Stock, as the case may be; or

•	any consummation of a binding share exchange or reclassification involving Series B Preferred Stock or Series C Preferred Stock or a merger or consolidation of UCBH with another entity, unless the shares of Series B Preferred Stock or Series C Preferred Stock remain outstanding following any such transaction or, if UCBH is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock, Series C Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of Series B Preferred Stock or Series C Preferred Stock, as the case may be, taken as a whole.
SERIES B PREFERRED STOCK
Dividends
     Holders of shares of Series B Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 8.50% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock. Dividends are payable quarterly in arrears on each March 15, June 15, September 15 and December 15.
Redemption
     Series B preferred is not subject to any redemption, sinking fund, or other similar provisions.
Conversion and exchange
     Each share of Series B Preferred Stock may be converted at any time, at the option of the holder, into 236.1275 shares of UCBH common stock, $0.01 par value (which reflects an approximate initial conversion price of $4.24 per share of common stock), plus cash in lieu of fractional shares, subject to certain anti-dilution adjustments described in the Series B Preferred Certificate of Designations.
     On or after June 15, 2013, if the closing price of UCBH common stock exceeds 130% of the then applicable conversion price for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, UCBH may at its option cause some or all of Series B Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate.
     Shares of Series B Preferred Stock that are converted into common stock will revert to authorized but unissued shares of our preferred stock.
SERIES C PREFERRED STOCK
Dividends
     Holders of shares of Series C Preferred Stock are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series C Preferred Stock with respect to each dividend period from November 14, 2008 to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series C Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series C Preferred Stock with respect to each dividend period thereafter. Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15.
     Unless we have paid in full all accrued dividends on Series C Preferred Stock for all prior dividend periods, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock other than certain instances enumerated in the Capital Purchase Program Agreement.
Redemption
     Series C Preferred Stock may not be redeemed prior to November 15, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $74,684,250, which equals 25% of the aggregate liquidation amount of Series C Preferred Stock on the date of issuance. In such a case, we may redeem Series C Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part up to a maximum amount equal to the aggregate net cash proceeds received by UCBH from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by UCBH, to persons other than UCBH or its subsidiaries after November 14, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of UCBH at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to November 14, 2008.
     After November 15, 2011, Series C Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described in the Series C Preferred Certificate of Designations.
     In any redemption, the redemption price shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series C Preferred Stock have no right to require the redemption or repurchase of Series C Preferred Stock.
     In case of any redemption of less than all of the shares of Series C Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable.
     Shares of Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
ANTI-TAKEOVER PROVISIONS IN UCBH’S CERTIFICATE OF INCORPORATION AND BYLAWS
     UCBH’s restated certificate of incorporation and restated bylaws contain corporate governance provisions and provide for certain stockholders rights which may have a potential “anti-takeover” effect. These may discourage a future takeover attempt which is not approved by the board of directors. These provisions will also make it more difficult to remove an incumbent board of directors or management.
     Rights Agreement. On January 28, 2003, following the declaration by the board of directors of UCBH of a dividend distribution of one share purchase right (a “Right”) with respect to each outstanding share of UCBH’s common stock, UCBH entered into a Rights Agreement with Mellon Investor Services LLC. Each Right entitles the registered holder to purchase from UCBH one one-thousandth of a share of Series A Preferred at a price of $140 (subject to adjustment for stock splits or stock dividends).
     On the tenth day after occurrence of certain events (the “Distribution Date”), such as an acquisition of, or a tender or exchange offer to acquire, 15% or more of the of shares of common stock of UCBH then outstanding (excluding purchases of shares by Minsheng in accordance with the Investment Agreement), the Rights will become exercisable for Series A Preferred, will be evidenced by separate certificates and will be transferable separately from the underlying shares of common stock. The registered holder of any Rights certificate may exercise the Rights to purchase Series A Preferred at any time after the Distribution Date, but only before (i) January 27, 2013 or such later date as may be established by the board of directors, or (ii) the time at which the Rights are redeemed or exchanged, whichever occurs earlier.
     Directors. UCBH’s restated certificate of incorporation and restated bylaws also contain provisions that may impede changes in majority control of the board of directors:
•	UCBH’s board is divided into three classes so that approximately one-third of the total number of directors is elected each year. This “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors;

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•	any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may be removed from office at any time only for cause and only by the affirmative vote of eighty (80%) percent of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	there are certain procedural requirements for the nomination of directors.
     Other Measures. UCBH’s restated certificate of incorporation also provides for a requirement that any “Business Combination” be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares unless it is either approved by the board of directors or certain price and procedural requirements are satisfied, which could make it more difficult to acquire UCBH by means of a tender offer, a proxy contest, merger or otherwise.
ANTI-TAKEOVER PROVISIONS IN DELAWARE LAW
     UCBH is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:
•	before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•	on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
     For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.
PURPOSE OF ANTI-TAKEOVER PROVISIONS IN RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS
     UCBH’s board of directors believes that the provisions contained in UCBH’s restated certificate of incorporation and restated bylaws described above are prudent and will reduce UCBH’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of UCBH and its stockholders.
     In the judgment of UCBH’s board of directors, the board will be in the best position to determine the true value of UCBH and to negotiate more effectively for terms that will be in the best interest of its stockholders. Accordingly, the board of directors believes that it is in the best interest of UCBH and its stockholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of UCBH and otherwise in the best interest of all stockholders.
     Notwithstanding these potential benefits, the anti-takeover provisions described above may also have the effect of discouraging a possible future takeover attempt not approved by UCBH’s board of directors, but in which stockholders may receive a substantial premium for their shares over then current market prices. The board of directors of UCBH, however, has concluded that the potential benefits outweigh the possible disadvantages.
WARRANT TO PURCHASE COMMON STOCK
     Pursuant to the Capital Purchase Program Agreement, on November 14, 2008, UCBH issued Series C Preferred Stock and a warrant to purchase common stock (the “Warrant”) to the Treasury. The following is a brief description of the terms of the Warrant and does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the

Warrant, a copy of which has been filed with the SEC, and where this description is inconsistent with the Warrant, the Warrant will control.
Shares of Common Stock Subject to the Warrant
     The Warrant is initially exercisable for up to 7,847,732 shares of UCBH’s common stock. If UCBH completes one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $298,737,000, which is equal to 100% of the aggregate liquidation preference of Series C Preferred Stock, the number of shares of common stock underlying the Warrant then held by the Treasury or any subsequent holder will be reduced by 50% to 3,923,866 shares. The number of shares subject to the Warrant is subject to the further adjustments as described in the Warrant.
Exercise of the Warrant
     The initial exercise price applicable to the Warrant is $5.71 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before November 14, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described in the Warrant.
     Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the Warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the Warrantholder will be entitled to a cash payment equal to the market price of UCBH’s common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.
Rights as a Shareholder
     The Warrantholders shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. Under the Capital Purchase Program Agreement, the Treasury has agreed not to exercise any voting rights with respect to common stock issued upon exercise of the Warrant.
Transferability
     The Treasury may not transfer a portion of the Warrant with respect to more than 3,923,866 shares of common stock until the earlier of the date on which UCBH has received aggregate gross proceeds from a qualified equity offering of at least $298,737,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable. However, under the Capital Purchase Program Agreement, the Treasury or subsequent holder of the Warrant agree to sell the Warrant or any portion only beginning 30 days after notifying UCBH of any such sale.
Adjustments to the Warrant
     The number of shares of UCBH’s common stock issuable upon exercise of the Warrant and exercise price will be adjusted accordingly upon occurrence of certain events as described in the Warrant.
PLAN OF DISTRIBUTION
     We are registering the shares of common stock covered by this prospectus for the benefit of the selling stockholder in accordance with the Registration Rights Agreement entered into in connection with the transaction described under “Selling Stockholder.”
     We will pay the costs and fees of registering the common stock covered by this prospectus and other expenses related to the registration of the common stock to the extent required by the Agreement and Plan of Merger and the Registration Rights, Lock Up and Standstill Agreement incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the common stock, on behalf of the selling stockholder. Pursuant to the Registration Rights, Lock Up and Standstill Agreement, we have agreed to provide certain indemnification to the selling stockholder against certain liabilities in connection with this offering.
     The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares other than block trades, subject to and in accordance with the terms and conditions of the Registration Rights, Lock Up and Standstill Agreement, as follows:
     The selling stockholder may sell the shares on the Nasdaq Global Select Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholder may sell some or all of the shares through:
•	a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction, subject to our prior approval;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	a combination of such methods of sale; or

•	any other method permitted pursuant to applicable law.
     When selling the shares of common stock, the selling stockholder may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties”, in which the selling stockholder:
•	enters into transactions involving short sales of the shares by counterparties;

•	sells shares short itself and redelivers such shares to close out its short positions; or

•	enters into option, forward or other types of transactions that require the selling stockholder to deliver shares to a counterparty, who may resell or transfer the shares under this prospectus.
     The selling stockholder may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts, or concessions may qualify as underwriters’ compensation under the Securities Act. If the selling stockholder qualifies as an “underwriter,” the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition to selling the shares under this prospectus, the selling stockholder may transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. Also, the selling stockholder may decide not to sell any common stock offered hereby.
     The selling stockholder and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling stockholder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

     Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.
     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement may disclose:
•	the name of the selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
     Any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 or Rule 145 promulgated under the Securities Act may be sold under Rule 144 or Rule 145 in certain instances, rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.
EXPERTS
     The financial statements as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 and current report on Form 8-K dated March 16, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of UCBH Holdings, Inc. and subsidiaries (the Company) as of and for the year ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein from the Company’s Form 8-K dated March 16, 2009 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audit report on the effectiveness of internal control over financial reporting as of December 31, 2008 expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that as of December 31, 2008, management has identified a material weakness in internal control related to the Company’s policies and procedures for monitoring of and responding to certain financial reporting risks. Specifically, the Company’s policies and procedures did not provide for timely evaluation of and revision to management’s approach for assessing credit risk inherent in the Company’s loan portfolio to reflect changes in the economic environment. This material weakness resulted in a material misstatement of the Company’s loan loss allowance and provision for loan losses as of and for the year ended December 31, 2008 that has been corrected prior to issuance of the Company’s 2008 consolidated financial statements.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.UCBH.com. The information on our website is not a part of this prospectus.
INCORPORATION BY REFERENCE
     We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC:

Filing (File No. 000-24947)	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter Period ended September 30, 2008
Quarterly Report on Form 10-Q	Quarter Period ended June 30, 2008
Quarterly Report on Form 10-Q	Quarter Period ended March 31, 2008
Current Report on Form 8-K	Dated March 16, 2009
Current Report on Form 8-K	Dated March 10, 2009
Current Report on Form 8-K	Dated January 14, 2009

Filing (File No. 000-24947)	Period
Current Report on Form 8-K	Dated December 23, 2008
Current Report on Form 8-K	Dated December 1, 2008
Current Reports on Form 8-K (2 filings)	Dated November 20, 2008
Current Report on Form 8-K	Dated November 18, 2008
Current Report on Form 8-K	Dated November 5, 2008
Current Report on Form 8-K	Dated October 29, 2008
Current Report on Form 8-K	Dated October 24, 2008
Current Report on Form 8-K	Dated October 15, 2008
Current Report on Form 8-K	Dated September 26, 2008
Current Report on Form 8-K	Dated September 10, 2008
Current Report on Form 8-K	Dated July 29, 2008
Current Report on Form 8-K	Dated June 11, 2008
Current Report on Form 8-K	Dated May 19, 2008
Current Report on Form 8-K	Dated May 1, 2008
Current Reports on Form 8-K (2 filings)	Dated March 12, 2008
Current Report on Form 8-K	Dated March 6, 2008
Current Report on Form 8-K	Dated March 4, 2008
Registration Statement on Form 8-A regarding Common Stock	Dated October 7, 1998
Registration Statement on Form 8-A regarding Preferred Stock Purchase Rights	Dated January 28, 2003
     We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.
     We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:
UCBH Holdings, Inc.
555 Montgomery Street,
San Francisco, California 94111
Attention: Investor Relations
Telephone number (888) 498-3899

PART II
Information Not Required in Prospectus
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by us, are as follows:

Securities and Exchange Commission registration fee	$0	(1)
Legal fees and expenses	12,500
Accounting fees and expenses	29,000
Miscellaneous fees and expenses	2,500
Total	$44,000

(1)	The registration fee for the securities covered by this Amendment No. 1 to the Registration Statement was previously paid upon the filing on May 23, 2007 of the Registration Statement registering such securities.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Under the Delaware General Corporation Law, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s certificate of incorporation, Delaware law requires indemnification if the director or officer is wholly successful on the merits of the action. UCBH’s restated certificate of incorporation and restated bylaws provide that UCBH shall indemnify its directors, officers, employees and its agents to the fullest extent authorized by law.
ITEM 16. EXHIBITS
     An Exhibit Index has been attached as part of this Post-Effective Amendment No. 1 to the Registration Statement and is incorporated herein by reference.
ITEM 17. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 16th day of March, 2009.

UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu
Thomas S. Wu,
Chairman, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on March 16, 2009:

Signature	Title	Date
/s/ JOSEPH J. JOU*	Director	March 16, 2009
Joseph J. Jou

/s/ LI-LIN KO*	Director	March 16, 2009
Li-Lin Ko

/s/ JAMES KWOK*	Director	March 16, 2009
James Kwok

/s/ DAVID S. NG*	Director	March 16, 2009
David S. Ng

Director
Daniel P. Riley

Qingyuan Wan	Director

/s/ RICHARD WANG*	Director	March 16, 2009
Richard Wang

/s/ DR. GODWIN WONG*	Director	March 16, 2009
Dr. Godwin Wong

/s/ DENNIS WU*	Director	March 16, 2009
Dennis Wu

/s/ THOMAS S. WU Thomas S. Wu	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	March 16, 2009

/s/ CRAIG S. ON Craig S. On	Chief Financial Officer (principal financial officer) (principal accounting officer)	March 16, 2009

*	Pursuant to powers of attorney executed by each of the above-named directors and previously filed with the Securities and Exchange Commission.

By:	/s/ Thomas S. Wu
Thomas S. Wu Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Filing Date

2.1	Agreement and Plan of Merger by and among UCBH Holdings, Inc. (“Buyer”), UCB Merger II, LLC, a wholly owned subsidiary of Buyer, CAB Holding, LLC, CAB International Holding Limited, and Dr. Paul Shi H. Huang dated January 10, 2007	10-Q	000-24947	May 10, 2007

3.1	Second Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc.	10-Q	000-24947	October 29, 2008

3.2	Amended and Restated Bylaws of UCBH Holdings, Inc., as amended and restated	8-K	000-24947	March 29, 2007

3.3	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (filed as Exhibit A to Exhibit 4.1 thereto)	8-K	000-24947	January 29, 2003

3.4	Certificate of Designations for the Series B Preferred Stock	8-K	000-24947	June 11, 2008

3.5	Certificate of Designations for the Series C Preferred Stock	8-K	000-24947	November 18, 2008

4.1	Form of Stock Certificate of UCBH Holdings, Inc.	S-1	333-58325	July 1, 1998

4.2	Rights Agreement dated as of January 28, 2003	8-K	000-24947	January 29, 2003

4.3	Registration Rights, Lock Up and Standstill Agreement by and among UCBH Holdings, Inc., CAB International Holding Limited and Dr. Paul Shi H. Huang dated January 10, 2007	10-Q	000-24947	May 10, 2007

4.4	Form of Certificate for Series C Preferred	8-K	000-24947	November 20, 2008

4.5	Warrant to Purchase Common Stock	8-K	000-24947	November 20, 2008

23.1	Consent of PricewaterhouseCoopers LLP			Filed herewith

23.2	Consent of KPMG LLP			Filed herewith

24.1	Power of Attorney			Filed previously